UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2024 (April 26, 2024)

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-08546	22-2465228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue, New York, New York 10173

(Address of principal executive offices) (Zip Code)

(212) 235-2190

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value Per Share	TPHS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2024, Trinity Place Holdings Inc. (the “Company”) and Matthew Messinger, the chief executive officer of the Company, entered into an amendment (the “Amendment”) to Mr. Messinger’s employment agreement, dated as of October 1, 2013, as amended by the Amendment to Employment Agreement, dated as of September 11, 2015 (together, the “Employment Agreement”) and the Company’s joint venture, TPHGreenwich Holdings LLC (“TPHGreenwich”), and Mr. Messinger entered into a consulting agreement (the “Consulting Agreement”). Under the Amendment, the Company agreed to make the following payments to Mr. Messinger in exchange for Mr. Messinger’s agreement to continue his employment as chief executive officer of the Company until July 31, 2024, unless extended by the parties (the “Termination Date”), and that he will no longer have the right to terminate the Employment Agreement with Good Reason: (i) $300,000 within seven days of execution of the Amendment, (ii) $300,000 on August 1, 2024 and (iii) $300,000 on November 1, 2024. In addition, on the Termination Date, Mr. Messinger’s unvested restricted stock unit grants shall vest, and following the Termination Date, the Company will reimburse Mr. Messinger for COBRA continuation coverage for a period of 18 months. These payments, as well as the payments under the Consulting Agreement, will constitute full settlement with regards to any severance payable to Mr. Messinger under the Employment Agreement.

Under the terms of the Amendment, for so long as Mr. Messinger is not in breach of the Amendment or the Consulting Agreement, to the extent that a seat on the Company’s board of directors is then available, until June 30, 2026, TPHS Lender LLC, a Delaware limited liability company will exercise its vote as shareholder in favor of electing Mr. Messinger to the Company’s board of directors, in addition to its existing board appointment rights.

Upon the Termination Date, the Consulting Agreement will automatically become effective, unless the Employment Agreement is otherwise terminated in accordance with its terms. Under the Consulting Agreement, Mr. Messinger has agreed to provide certain consulting services as an independent contractor to TPHGreenwich related to the properties owned by TPHGreenwich, in exchange for certain consulting payments as follows: upon the earlier to occur of June 1, 2026 and (i) the sale of the Company’s Paramus property, $200,000, (ii) the sale of the property at 237 11th Street, Brooklyn, New York (the “237 11th Property”), $800,000, (iii) the receipt of the final certificate of occupancy at the 42 Trinity Place Condominium located at 77 Greenwich Street, New York, New York (the “77G Property”), $150,000, (iv) the receipt of the agreement by the builder to complete the façade remediation at the 77G Property, $150,000, (v) final completion of the façade remediation at the 77G Property, $200,000 and (vi) final resolution of the litigation related to the 237 11th Property (the “237 11th Litigation”), $400,000. The timing of the payments is conditioned on the existence of Available Cash (as defined in TPHGreenwich’s operating agreement) sufficient to make such payments; provided that TPHGreenwich must create a special reserve for payment of such amounts using the portion of the proceeds of the sale of the 237 11th Property or 237 11th Litigation distributed to TPHGreenwich by its subsidiaries which constitutes Available Cash. The Consulting Agreement will remain in effect until June 1, 2026, unless sooner terminated in accordance with its terms.

In addition, on April 26, 2024, Alan Cohen tendered his resignation from the board of directors of the Company, effective immediately. There are no disagreements between Mr. Cohen and the Company relating to the Company’s operations, policies or practices that resulted in Mr. Cohen’s decision to resign.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY PLACE HOLDINGS INC.

Date: May 2, 2024	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer